Exhibit 10.2

Services Work Order No. 1

Binders Collaboration

Date:  September 20, 2021

This Services Work Order (“Work Order”) is made pursuant to, and is governed by, the Technology and Services Exchange Agreement (“TSEA”) between Quantum-Si Incorporated (“Q-Si”) and Protein Evolution, Inc. (“PEI”), joined by PEI on August 11, 2021 and made effective as of the Effective Time (as defined in the TSEA).  As used herein, a “Party” means Q-Si or PEI, and the “Parties” means Q-Si and PEI.  This Work Order is made effective on the last date of signature below, having been signed by both Parties.

I.	Overview of Work Order

The objective of the Work Order is to develop technology and methods in the field of nanobodies and potentially other binders to produce novel biological reagents and data relating thereto (as more specifically defined in the Work Plan, the “Reagents”) useful to Q-Si and PEI in their respective core business areas.  PEI will provide research and development services (the “Services”) and (i) deliver all Reagents and (ii) disclose all other biological materials, data, written materials, methods, processes, technologies and other results of the Services (the “Process Results,” and collectively with the Reagents, the “Results”) to Q-Si.  The Services will be described in a Work Plan that is approved by both parties.  The parties intend that substantial parts of the Services will be subcontracted by PEI to two academic institutions, the University of Wollongong (“UOW”) and the École Supérieure de Physique et de Chimie Industrielles de la Ville de Paris (“ESPCI”).  PEI may propose additional subcontractors or collaborators as described in Section III below.

II.	Work Plan and Budget

The Parties will cooperate to develop a mutually acceptable, reasonably detailed description of the research and development activities, timelines, responsibilities, and deliverables (the “Work Plan”).  The Work Plan will include a detailed budget that includes FTEs, materials and any other significant expenditures, all of which shall be charged at cost except as otherwise expressly agreed (the “Budget”).  The Services will be performed over a 24 month period, subject to extensions as may be agreed by the Parties.  PEI will provide Q-Si monthly written updates with respect to progress under the Work Plan and expenditures against the Budget and quarterly advances described below.  Expenditures against quarterly advances will be accompanied by supporting documentation as reasonably requested by QSI.  The Work Plan will specify the content of the updates in more detail.

Q-Si will pay PEI for the Services in accordance with the Budget in an amount not to exceed thirteen million five hundred thousand dollars ($13,500,000), unless otherwise agreed by Q-Si in its sole discretion.  PEI will invoice Q-Si quarterly in advance for the Services.  Only specific costs or fees in of PEI’s invoices accompanied by supporting documentation, as reasonably requested by Q-Si, shall be paid.  Q-Si will have the right to conduct annual audits of PEI’s expenditures in connection with the Services and the invoices issued by PEI to Q-Si.

III.	Sponsored Research Agreements

PEI may enter into sponsored research agreements with ESPCI and UOW, and other third parties that are acceptable to Q-Si (acting reasonably), to perform designated part of the Services under the Work Plan, provided that Q-Si has reviewed and approved the sponsored research agreements prior to execution.  ESPCI and UOW each may assign up to 7 researchers to the Work Plan.  PEI will be responsible for providing 20% of the sponsored research funding from sources other than Q-SI’s $13,500,000 contribution to the Budget.  Q-Si will be responsible for providing 80% of the sponsored research funding, which will count against Q-Si’s $13,500,000 contribution to the Budget.

IV.	Results and intellectual property rights

A.	Definitions

“Process Results,” “Reagents” and “Results” are defined above in Section I.

“Competitive Platform” means any device, software or service that competes with, or that is substantially similar to, any Q-Si Platform.

“PEI Field” means the field of protein and/or molecule design, evolution, discovery, application, and/or characterization, including, but not limited to, for therapeutics, diagnostics, agriculture, and/or industrial purposes.

“Process Results Collaboration Patent Rights” shall mean any patents and patent applications claiming the Process Results (or any portion thereof) and/or disclosing any data within the Process Results, and any divisional, continuation, continuation-in-part, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto, in every jurisdiction throughout the world.

“Q-Si Customer Product” means any diagnostic, prognostic, therapeutic or other product that is initially discovered or developed by a Q-Si customer with the use of a Q-Si Platform.

“Q-Si Field” means all fields other than the PEI Field.

“Q-Si Platforms” means Q-Si’s technology platforms, including devices, software and services, in existence as of the Effective Date or developed in the future by or on behalf of Q-Si.  The Q-Si Platform as of the Effective Date includes the platform known as Platinum, Carbon and Cloud, which is a protein sequencing and analysis platform with the following features:

•	time domain sequencing
•	single molecule resolution
•	application agnostic

and with known applications in the areas of:

•	Proteomics
•	Single cell
•	Transcriptomics
•	Genomics
•	Metabolomics
•	Drug testing and screening
•	Diagnostics

“Reagents Collaboration Patent Rights” shall mean any patents and patent applications claiming the Reagents and/or disclosing any data within the Results relating to the Reagents, and any divisional, continuation, continuation-in-part, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto, in every jurisdiction throughout the world.

B.	Ownership of Results

The parties agree that, notwithstanding Section 3.2 of the TSEA, Q-Si will own all rights, including intellectual property rights, in and to the Reagents, and PEI will own all rights, including intellectual property rights, in and to the Process Results.

C.	Patent Prosecution, Maintenance and Enforcement

1.	The Reagents Collaboration Patent Rights

Q-Si will have sole control over patent prosecution and sole rights to enforce any patents directed to the Reagents, at its own expense.  To the extent reasonably possible in light of filing deadlines, Q-Si will provide PEI with advance copies of any draft patent applications directed to the Reagents and responses to office actions or similar communications, and Q-Si will reasonably consider PEI’s comments.  Q-Si shall have the right to retain all proceeds of any enforcement of the Reagents, including any damages awards and settlements.  PEI will cooperate with Q-Si, including executing documents and joining any enforcement or patent defense proceedings where required for standing or otherwise deemed advisable by Q-Si, and Q-Si will reimburse PEI for its reasonable, documented out-of-pocket expenses incurred as a result of such cooperation.

2.	The Process Results Collaboration Patent Rights

PEI will have sole control over patent prosecution and sole rights to enforce any patents directed to the Process Results, at its own expense.  To the extent reasonably possible in light of filing deadlines, PEI will provide Q-Si with advance copies of any draft patent applications directed to the Process Results and responses to office actions or similar communications, and PEI will reasonably consider Q-Si’s comments.  PEI shall have the right to retain all proceeds of any enforcement of the Process Results, including any damages awards and settlements.  Q-Si will cooperate with PEI, including executing documents and joining any enforcement or patent defense proceedings where required for standing or otherwise deemed advisable by PEI, and PEI will reimburse Q-Si for its reasonable, documented out-of-pocket expenses incurred as a result of such cooperation.

The Parties agree that the license granted to the Originating Party in Section 3.2 of the TSEA does not apply to the Reagents or Process Results under this Work Order.

D.	Licenses

PEI hereby grants Q-Si a royalty-free, fully-paid up, perpetual, worldwide, non-exclusive, sublicensable license under the PEI’s rights in the Process Results, including under any Process Result Collaboration Patents, to make, have made, use, have used, import, have imported, export, have exported, sell, offer for sale and have sold products and services, and to copy, create derivative works from and otherwise exploit the Process Results in the Q-Si Field.  In consideration of Q-Si’s contribution to the Budget, PEI covenants that it and its successors will not grant a license under PEI’s rights in the Process Results, including under any Process Result Collaboration Patents, to any entity that is developing or commercializing a Competitive Platform.

PEI hereby grants Q-Si a royalty-free, fully-paid up, perpetual, worldwide, non-exclusive, sublicensable license under PEI’s rights in the Process Results, including under any Process Result Collaboration Patents, to make, have made, use, have used, import, have imported, export, have exported, sell, offer for sale and have sold the Q-Si Platforms and Q-Si Customer Products.

Q-Si hereby grants PEI a royalty-free, fully-paid up, perpetual, worldwide, co-exclusive, sublicensable license under the rights in the Reagents, including under any Reagents Collaboration Patents, to make, have made, use, have used, import, have imported, export, have exported, sell, offer for sale and have sold products and services, and to copy, create derivative works from and otherwise exploit the Process Results in the PEI Field.  “Co-exclusive” means that Q-Si retains the rights to use the Reagents in the PEI Field in connection with the Q-Si Platforms, but other than licenses with respect to Q-Si Customer Products, Q-Si will not grant any other licenses to third parties.

E.	No implied licenses

Nothing in this Work Order affects the parties’ respective rights with respect to Q-Si’s Platinum platform or any improvements thereto, which are the subject of a separate agreement between the parties.  The only rights granted by one Party to the other Party under this Work Order are the rights expressly set forth herein.  There are no implied licenses.

V.	Termination and Winding Down

This Work Order will continue until Reagents are produced to Q-Si’s satisfaction, or one Party terminates the Work Order by giving 180 days’ written termination notice.  Upon notice of termination, PEI will initiate an orderly wind-down of activities, including under any sponsored research agreements.  Unless otherwise agreed by Q-SI, the sponsored research agreements will not include any pre-payments for periods exceeding 180 days, and will permit termination for convenience by PEI upon (at most) 180 days’ notice.

Accepted and agreed by the Parties by their duly authorized representatives:

QUANTUM-SI INCORPORATED		PROTEIN EVOLUTION, INC.

By:	/s/ Christian LaPointe	By:	/s/ Alexander C. Magary

Name:	Christian LaPointe	Name:	Alexander C. Magary

Title:	General Counsel	Title:	VP, Legal & Asst. Corp. Secretary

Date:	9/20/2021	Date:	9/20/2021